Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Stock Exchanges

NEWS

Vista Gold Corp. Announces Sale of its Allied Nevada Gold Corp. Shares

Denver, Colorado, April 3, 2009 – Vista Gold Corp. (“Vista” or the “Company”) (TSX & NYSE Amex:  VGZ) announced that it has sold 1,529,848 shares of Allied Nevada Gold Corp. (“Allied”) for approximately US$9.0 million.  In May 2007, Vista completed a transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied. The Allied shares sold by Vista were retained by Vista in connection with this transaction to facilitate the payment of any taxes payable by Vista in respect of the transaction.  Vista has determined that there are no other taxes payable by Vista in respect of the transaction and made the decision to sell the Allied shares at the appropriate time and use the cash for project development requirements. The proceeds from the sale of the Allied shares will increase the Company’s unaudited cash balance to approximately US$20.5 million.

Fred Earnest, President and COO of Vista, commented, “Since the formation of Allied Nevada Gold Corp. we have watched the progress of Allied’s exploration and development programs.  Allied’s success in expanding and identifying new mineral resources at the Hycroft mine is very encouraging to Vista, as we are starting to enjoy similar successes at our Mt. Todd gold project in Northern Territory, Australia. Allied’s recent success in reaching commercial gold production at the Hycroft mine and the completion of a new resource estimate are significant achievements that have had a favorable impact on Allied’s share price.  As a result, we decided that this was the appropriate time to convert this working capital asset to cash.”

About Vista Gold

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com. Vista has undertaken programs to advance our Paredones gold project, including the completion of a bankable feasibility study and the purchase of long delivery equipment items for use at that project. A drilling program was completed on our Mt Todd project in 2008 and a new resource estimate was completed early in 2009. Metallurgical studies are underway and a new pre-feasibility study is expected to be completed during 2009. Vista’s other holdings include the Guadalupe de los Reyes project in Mexico, the Yellow Pine project in Idaho, the Awak Mas project in Indonesia, and the Long Valley project in California.

Forward-Looking Statements This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the impact of working capital from the disposition of Allied shares;  plans for evaluation of the Mt. Todd project including estimates of silver, copper and gold resources; preliminary assessment results; completion of the pre-feasibility study for  the Mt. Todd project; Vista’s future business strategy; plans; potential project development; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to general economic conditions, delays and incurrence of additional costs in connection with our Paredones Amarillos project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in  commencement and completion of construction at the Paredones Amarillos project and Mt. Todd  project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and

uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.